Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Corporation Announces Changes to Its Board of Directors

Clayton, MO, September 30, 2021 – Olin Corporation (NYSE: OLN) announced today that Matthew S. Darnall and W. Anthony Will were each elected as a new director by Olin’s Board of Directors to serve on Olin’s Board effective immediately. Mr. Darnall was selected to serve on the Audit Committee and the Directors and Corporate Governance Committee of Olin’s Board. Mr. Will was selected to serve on the Compensation Committee and the Directors and Corporate Governance Committee of Olin’s Board.

Matthew S. Darnall retired in July 2021 from his position as Managing Director, Industrials Group of The Goldman Sachs Group, Inc., a position he held since 2003. Over a 36-year career at The Goldman Sachs Group, Mr. Darnall advised companies on corporate financial matters and mergers transactions within the Communications, Media and Entertainment Group, the Energy and the Midwest Regional Coverage Group. Mr. Darnall earned a bachelor’s degree in economics from DePauw University and a master’s degree in business administration from the University of Chicago.

Mr. Darnall brings significant investment banker expertise and merger and acquisitions, capital structure and allocation and corporate structure and reorganization experience to Olin’s Board of Directors.

W. Anthony Will serves as President and Chief Executive Officer and a member of the board of directors of CF Industries Holdings Inc., positions he has held since January 2014. He previously served as Senior Vice President, Manufacturing and Distribution from January 2012 to January 2014, Vice President, Manufacturing and Distribution from March 2009 to December 2011, and Vice President, Corporate Development from April 2007 to March 2009. Prior to joining CF Industries Holdings, Inc., Mr. Will was a partner at Accenture Ltd., Vice President, Business Development at Sears, Roebuck and Company, a consultant for Egon Zehnder International, Vice President, Strategy and Corporate Development at Fort James Corporation, a manager at Boston Consulting Group and group leader at Motorola Solutions, Inc. Mr. Will earned a bachelor’s degree in electrical engineering from Iowa State University and a master’s degree in business administration from Northwestern University.

Mr. Will brings significant public company chief executive officer, operations and corporate development expertise and risk management, finance and human capital management experience to Olin’s Board of Directors.

On September 27, 2021, John M. B. O’Connor, Gray G. Benoist, and W. Barnes Hauptfuhrer, non-executive Directors of Olin, each advised Olin of his decision to resign from Olin’s Board of Directors and the Board Committees on which they served, effective immediately. Messrs. O’Connor’s, Benoist’s and Hauptfuhrer’s decisions to resign were not related to any disagreement with Olin on any matter relating to Olin’s operations, policies or practices.

Scott Sutton, Olin’s Chairman, President and Chief Executive Officer said, “We would like to thank John, Gray and Barnes for their valuable service on Olin’s Board and Board Committees, and wish them continued good fortune in the years to come. Additionally, we welcome Matt and Tony to Olin’s Board and Board Committees as we take Olin to the next level in its evolution.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

2021-21